CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 12, 2004 on the financial statements and financial highlights of the Large Capitalization Value Portfolio, Large Capitalization Growth Portfolio, Mid Capitalization Portfolio, Small Capitalization Portfolio, International Equity Portfolio, Health & Biotechnology Portfolio, Technology & Communications Portfolio, Energy & Basic Materials Portfolio, Financial Services Portfolio, Investment Quality Bond Portfolio, Municipal Bond Portfolio, and U.S. Government Money Market Portfolio, each a series of shares of The Saratoga Advantage Trust.  Such financial statements and financial highlights are included in the Post Effective Amendment to the Registration Statement on Form N-1A of The Saratoga Advantage Trust.  We also consent to the references to our Firm in such Registration Statement.

TAIT, WELLER & BAKER

Philadelphia, Pennsylvania

December 27, 2004